THIS NOTE AND ANY SECURITIES ISSUED OR ISSUABLE PURSUANT TO THE TERMS OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS NOTE AND ANY SECURITIES ISSUED OR ISSUABLE PURSUANT TO THE TERMS OF THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

BOOMERANG SYSTEMS, INC.
12% PROMISSORY NOTE

$________________	Morristown, New Jersey

BOOMERANG SYSTEMS, INC., a Delaware corporation (hereinafter called the "Company," which term includes any directly or indirectly controlled subsidiaries or successor entities), for value received, hereby promises to pay to ________________________________ (hereinafter called the "Holder"), or its registered assigns, the principal sum of _____________________Dollars ($_____________), together with interest on the amount of such principal sum from time to time outstanding, payable in accordance with the terms set forth below.  It is the intention of the parties that the principal sum of this Note shall be advanced pursuant to the terms of a Subscription Agreement between the Company and the Holder dated as of August _____, 2008 (the "Agreement").

ARTICLE I

DEFINITIONS

1.1           Definitions. For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

"Common Stock" means shares of common stock, par value $0.01 per share, of the Company.

"Default" means any event which is, or after notice or passage of time would be, an Event of Default.

"Event of Default" has the meaning specified in Section 3.1.

“Last Sale Price” means, for any day, when used with reference to Common Stock, shall mean the price of said Common Stock determined as follows:  (i)  the last reported sale price for the Common Stock on such day on the principal securities exchange on which the Common Stock is listed or admitted to trading or if no such sale takes place on such date, the average of the closing bid and asked prices thereof as officially reported, or, if not so listed or admitted to trading on any securities exchange, the last sale price for the Common Stock on the NASD Bulletin Board or the “Pink Sheets” on such date as furnished by any NASD member firm selected from time to time by the Company; or (ii) if the Common Stock shall not be listed or admitted to trading or the closing bid and asked prices are unable to be furnished by an NASD member firm, as provided in clause (i) above, the fair market value of the Common Stock as determined in good faith by the Board of Directors of the Company.

"Maturity Date", when used with respect to this Note, means August _____, 2009 (or such earlier date upon which this Note becomes due and payable under Section 3.2).

"Note" means this Promissory Note, as hereafter amended, modified, substituted or replaced and “Notes” means this Note and all other Notes containing substantially the same terms and conditions and referred to in Section 6.7 hereof.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, other entity, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Maturity Warrants” has the meaning specified in Section 2.4.

“Trading Day” means any days during the course of which the principal securities exchange or market on which the Common Stock is listed or admitted to trading or for which quotations appear and is open for the purchase or sale of securities.

ARTICLE II

PRINCIPAL AND INTEREST

2.1           Interest.  From the date of this Note through the Maturity Date, interest shall accrue hereunder on the unpaid outstanding principal sum of this Note at a rate equal to twelve percent (12%) per annum calculated on the basis of a 360-day year.  Such interest shall be payable at the rate of one (1) per cent per month of the outstanding principal sum (pro rata for each partial month as to which interest shall be payable) on the first day of each month commencing September 1, 2008.  All amounts of principal and interest accrued but unpaid on the Maturity Date shall accrue interest at twelve percent (12%) per annum calculated on the basis of a 360-day year until paid.

2.2           Payment of Principal and Interest. The principal and all accrued and unpaid interest under this Note shall be due and payable in full on the Maturity Date.

2.3           Manner of Payment. Cash payments of principal and interest, if any, on this Note will be made by delivery of a check to Holder at its address as set forth in this Note or a wire transfer pursuant to instructions from Holder.

2.4           Post-Maturity Warrants.  In the event this Note and any accrued but unpaid interest is not paid at the Maturity Date, the Company will issue to the Holder of this Note additional five-year common stock purchase warrants (the “Post-Maturity Warrants”) exercisable at a per common share exercise price equal to 80% of the average of the Last Sale Prices for the Company’s Common Stock during the most recent ten Trading Days prior to the date of issuance of Post-Maturity Warrants and, in the event Last Sale Prices are unavailable for a full ten Trading Days, such additional number of Trading Days immediately prior to such ten Trading-Day period so as to total the most recent ten Trading Days during which Last Sale Prices are available.  The Post-Maturity Warrants will be issued at the rate of warrants to purchase 1.5 shares for each dollar of principal and accrued interest that remains unpaid for each 30-day period after the Maturity Date with the exercise price upon each such issuance to be calculated as above provided.  Such Post-Maturity Warrants will be issued and delivered as promptly as practicable at the end of each 30-day period but, in no event, after 10 days after the end of such period.  The Post-Maturity Warrants will be in the form of Addendum A hereto.

ARTICLE III

REMEDIES

3.1           Events of Default. An "Event of Default" occurs if:

(a)           the Company defaults in the payment of the principal or interest on this Note when such principal or interest, if any, becomes due and payable and such default remains uncured for a period of five days; or

(b)           a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company and any such decree or order of relief or any such other decree or order remains un-stayed for a period of 90 days from its date of entry; or

(c)           the Company commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due.

3.2           Acceleration of Maturity. This Note and all accrued interest shall automatically become immediately due and payable if an Event of Default occurs.

ARTICLE IV

MISCELLANEOUS

4.1           Consent to Amendments. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note and the other notes issued concurrently herewith pursuant to Subscription Agreements entered into between the Company and the subscriber, as described in Section 4.7 hereof.

4.2           Successors and Assigns. This Note shall be binding on the Company and its successors and assigns.

4.3           Notice; Address of Parties. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company:  Boomerang Systems, Inc., 355 Madison Avenue, Morristown, New Jersey, 07960, or at any other address designated by the Company in writing to Holder; if to Holder at the address designated by Holder to the Company in writing.

4.4           Separability Clause. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

4.5           Governing Law. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without regard to principles of choice of law).

4.6           Usury. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of Delaware and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (hereinafter referred to in this Section 4.6 as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (hereinafter referred to in this Section 4.6 as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

4.7           Subscription Agreements. This Note is one of a number of notes being issued and sold concurrently herewith pursuant to those several Subscription Agreements containing substantially identical terms and conditions (except as to amounts of subscriptions), among the Company, Holder and the other purchasers named in such Subscription Agreements.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

BOOMERANG SYSTEMS, INC.

By:
[ ], President